Exhibit 10.15

                                 Promissory Note
                       Kanakaris InternetWorks, Inc. (KIW)
                         Taxpayer ID Number: 95-4623461


Repayment Period: February 26, 1997 to February 26, 2002
Drawdown Period: February 26, 1997 to September 30, 1997

David Valenti (SS# ###-##-####) hereby promises to pay Kanakaris Internetworks Inc. the smaller amount of $50,000.00 or the sum of the drawn amounts* between the dates of February 26, 1997 and September 30,1997. The applicable interest rate shall be 6-5/8% per annum. Interest payments will commence on June 30, 1998, when all simple interest then accrued, will become due and payable. Thereafter, interest payments will become due and payable each year on June 30th, until maturity of February 26, 2002, which will also be the date when the final interest payment is due and payable.

Principal payments will commence on December 31, 1998, when 1/5 of the Principal Amount outstanding as of September 30, 1997 will become due and payable. Thereafter, 1/5 of the Principal Amount outstanding as of September 30, 1997 will become due and payable on each successive annual date of December 31, until the final principal payment is due and payable on February 26, 2002.

This note is unsecured by any collateral. All future salary paid by KIW, or its successors, to David Valenti will be available to retire or service this note at the discretion of KIW, with the prepayment amounts (if any) to be decided by the Compensation Committee of the Board of the Directors of KIW.

Agreed to:
(Borrower)


/s/ David Valenti                             02/27/97
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                                            Date

*Actual Principal Amount as of September 30, 1997 is $49,600.00.

                                       Initialed /s/ DV           Date: 01/06/98